Exhibit 99.1

Agree Realty Corporation Reports First Quarter 2018 Results

BLOOMFIELD HILLS, Mich., April 23, 2018 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced results for the quarter ended March 31, 2018.  All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

First Quarter 2018 Financial and Operating Highlights:

•	Invested $102.7 million in 39 retail net lease properties

•	Completed four development and Partner Capital Solutions ("PCS") projects

•	Increased rental revenue 27.8% to $31.0 million

•	Net Income per share attributable to the Company decreased 4.7% to $0.53

•	Net Income attributable to the Company increased 12.9% to $16.5 million

•	Increased Funds from Operations ("FFO") per share 9.3% to $0.71

•	Increased FFO 29.3% to $22.0 million

•	Increased Adjusted Funds from Operations ("AFFO") per share 7.8% to $0.70

•	Increased AFFO 27.7% to $21.8 million

•	Declared a quarterly dividend of $0.520 per share, a 5.1% increase over the dividend per share declared in the first quarter of 2017

•	Completed a follow-on public offering of approximately 3.5 million common shares through a forward sale agreement that is anticipated to raise net proceeds of $162.9 million

•	Balance sheet strategically positioned at 4.8 times net debt to recurring EBITDA

Financial Results

Total Rental Revenue

Total rental revenue, which includes minimum rents and percentage rents, for the three months ended March 31, 2018 increased 27.8% to $31.0 million, compared to total rental revenue of $24.2 million for the comparable period in 2017.

Net Income

Net Income attributable to the Company for the three months ended March 31, 2018 increased 12.9% to $16.5 million, compared to $14.6 million for the comparable period in 2017. Net Income per share attributable to the Company for the three months ended March 31, 2018 decreased 4.7% to $0.53, compared to $0.56 per share for the comparable period in 2017.

Funds from Operations

FFO for the three months ended March 31, 2018 increased 29.3% to $22.0 million, compared to FFO of $17.0 million for the comparable period in 2017.  FFO per share for the three months ended March 31, 2018 increased 9.3% to $0.71, compared to FFO per share of $0.65 for the comparable period in 2017.

Adjusted Funds from Operations

AFFO for the three months ended March 31, 2018 increased 27.7% to $21.8 million, compared to AFFO of $17.1 million for the comparable period in 2017.  AFFO per share for the three months ended March 31, 2018 increased 7.8% to $0.70, compared to AFFO per share of $0.65 for the comparable period in 2017.

Dividend

The Company paid a cash dividend of $0.520 per share on April 13, 2018 to stockholders of record on March 30, 2018, a 5.1% increase over the $0.495 quarterly dividend declared in the first quarter of 2017.  The quarterly dividend represents payout ratios of approximately 73.7% of FFO per share and 74.5% of AFFO per share, respectively.

CEO Comments

"We are extremely pleased with our strong start to the year," said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. "Our robust pipeline and fortified balance sheet have our Company well-positioned for continued execution of our operating strategy. We maintain our stringent focus on high-quality real estate leased to industry-leading retailers that employ an omni-channel strategy and offer a compelling customer experience."

Portfolio Update

As of March 31, 2018, the Company's portfolio consisted of 463 properties located in 43 states and totaled 8.9 million square feet of gross leasable space.  Properties ground leased to tenants accounted for 7.2% of annualized base rents.

The portfolio was approximately 99.7% leased, had a weighted-average remaining lease term of approximately 10.3 years, and generated approximately 45.6% of annualized base rents from investment grade retail tenants.

The following table provides a summary of the Company's portfolio as of March 31, 2018:

Property Type	Number of Properties	Annualized Base Rent(1)	Percent of Annualized Base Rent	Percent Investment Grade(2)	Weighted Average Lease Term

Retail Net Lease	420	$114,752	91.4%	42.5%	10.2 yrs
Retail Net Lease Ground Leases	40	9,014	7.2%	88.5%	11.9 yrs
Total Retail Net Lease	460	$123,766	98.6%	45.9%	10.3 yrs
Total Portfolio	463	$125,513	100.0%	45.6%	10.3 yrs

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of March 31, 2018.
(2)	Reflects tenants, or parent entities thereof, with investment grade credit ratings from S&P Global Ratings, Moody's Investors Service, Fitch Ratings or the National Association of Insurance Commissioners.

Acquisitions

Total acquisition volume for the first quarter of 2018 was approximately $98.6 million and included 30 assets net leased to notable retailers operating in the off-price retail, convenience store, auto parts, tire and auto service, grocery, and crafts and novelties sectors.  The properties are located in 15 states and leased to tenants operating in 12 retail sectors.  The properties were acquired at a weighted-average capitalization rate of 7.2% and had a weighted-average remaining lease term of approximately 13.6 years.

Dispositions

During the first quarter, the Company sold five properties for gross proceeds of approximately $16.7 million. The dispositions were completed at a weighted-average capitalization rate of 7.4%. In addition, a tenant exercised their option to purchase a property which had previously been ground leased from the Company. The option to purchase was exercised during the quarter at a predetermined contractual price of $3.9 million.

Development and Partner Capital Solutions

In the first quarter of 2018, the Company completed four previously announced development and PCS projects including the Company's first two developments with Mister Car Wash, a Burger King development in North Ridgeville, Ohio, and Art Van Furniture's flagship store in Canton, Michigan. The four projects are subject to 20-year net leases and had total aggregate costs of approximately $26.7 million.

The Company commenced two new development and PCS projects during the first quarter, with total anticipated costs of approximately $9.1 million. The projects consist of the Company's first PCS project with ALDI in Chickasha, Oklahoma and the Company's first development with Burlington Coat Factory in Nampa, Idaho.

Construction continued during the first quarter on three projects with total anticipated costs of approximately $15.0 million. The projects include the Company's third project with Camping World in Grand Rapids, Michigan and the Company's third and fourth developments with Mister Car Wash in Orlando and Tavares, Florida.

For the quarter ended March 31, 2018, the Company had nine development or PCS projects completed or under construction. Anticipated total costs are approximately $50.8 million and include the following completed or commenced projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status

Mister Car Wash	Urbandale, IA	Build-to-Suit	20 years	Q1 2018	Completed
Mister Car Wash	Bernalillo, NM	Build-to-Suit	20 years	Q1 2018	Completed
Burger King(1)	North Ridgeville, OH	Build-to-Suit	20 years	Q1 2018	Completed
Art Van Furniture	Canton, MI	Build-to-Suit	20 years	Q1 2018	Completed
Camping World	Grand Rapids, MI	Build-to-Suit	20 years	Q2 2018	Under Construction
Mister Car Wash	Orlando, FL	Build-to-Suit	20 years	Q3 2018	Under Construction
Mister Car Wash	Tavares, FL	Build-to-Suit	20 years	Q3 2018	Under Construction
ALDI	Chickasha, OK	Build-to-Suit	10 years	Q3 2018	Under Construction
Burlington Coat Factory	Nampa, ID	Build-to-Suit	15 years	Q3 2018	Under Construction

(1) Franchise restaurant operated by TOMS King, LLC.

Leasing Activity and Expirations

During the first quarter, the Company executed new leases, extensions or options on approximately 148,000 square feet of gross leasable area throughout the existing portfolio.

At quarter end, the Company's 2018 lease maturities represented 0.6% of annualized base rents. The following table presents contractual lease expirations within the Company's portfolio as of March 31, 2018, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area

2018	6	694	0.6%	192	2.2%
2019	13	2,941	2.3%	191	2.1%
2020	18	3,206	2.6%	237	2.7%
2021	27	5,456	4.3%	330	3.7%
2022	22	4,030	3.2%	363	4.1%
2023	42	7,425	5.9%	714	8.0%
2024	39	11,153	8.9%	1,074	12.1%
2025	40	9,237	7.4%	649	7.3%
2026	52	8,004	6.4%	748	8.4%
2027	41	10,043	8.0%	679	7.6%
Thereafter	227	63,324	50.4%	3,715	41.8%
Total Portfolio	527	$125,513	100.0%	8,892	100.0%

Annualized base rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of March 31, 2018.

Top Tenants

The Company added Belle Tire, a leading regional tire and auto service retailer, to its top tenants in the first quarter of 2018. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company's total annualized base rent as of March 31, 2018:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent

Walgreens	$9,572	7.6%
Walmart	4,224	3.4%
LA Fitness	4,224	3.4%
TJX Companies	4,217	3.4%
Lowe's	4,215	3.4%
CVS	3,251	2.6%
Mister Car Wash	3,136	2.5%
Wawa	2,664	2.1%
Hobby Lobby	2,589	2.1%
Dollar General	2,589	2.1%
Smart & Final	2,475	2.0%
AMC	2,388	1.9%
AutoZone	2,308	1.8%
PetSmart	2,234	1.8%
Tractor Supply	2,179	1.7%
Michaels	2,072	1.7%
Dave & Buster's	2,058	1.6%
Academy Sports	1,982	1.6%
Belle Tire	1,941	1.5%
Dollar Tree	1,939	1.5%
Other(2)	63,256	50.3%
Total Portfolio	$125,513	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of March 31, 2018.
(2)	Includes tenants generating less than 1.5% of annualized base rent.

Retail Sectors

The following table presents annualized base rents for the Company's top retail sectors that represent 2.5% or greater of the Company's total annualized base rent as of March 31, 2018:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent

Pharmacy	$14,574	11.6%
Tire and Auto Service	9,668	7.7%
Grocery Stores	9,656	7.7%
Off-Price Retail	6,970	5.6%
Health and Fitness	6,938	5.5%
Restaurants - Quick Service	6,633	5.3%
Home Improvement	5,800	4.6%
Convenience Stores	5,601	4.5%
Crafts and Novelties	4,952	3.9%
Auto Parts	4,852	3.9%
Specialty Retail	4,261	3.4%
General Merchandise	4,254	3.4%
Theaters	3,786	3.0%
Warehouse Clubs	3,749	3.0%
Health Services	3,412	2.7%
Farm and Rural Supply	3,361	2.7%
Dollar Stores	3,318	2.6%
Home Furnishings	3,248	2.6%
Sporting Goods	3,171	2.5%
Other(2)	17,309	13.8%
Total Portfolio	$125,513	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of March 31, 2018.
(2)	Includes sectors generating less than 2.5% of annualized base rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company's total annualized base rent as of March 31, 2018:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent

Michigan	$15,834	12.6%
Texas	9,933	7.9%
Florida	8,934	7.1%
Illinois	8,105	6.5%
Ohio	7,120	5.7%
Missouri	4,713	3.8%
Pennsylvania	4,646	3.7%
New Jersey	4,352	3.5%
Louisiana	4,052	3.2%
California	3,697	2.9%
Mississippi	3,696	2.9%
Georgia	3,651	2.9%
Kentucky	3,640	2.9%
Wisconsin	3,173	2.5%
Other(2)	39,967	31.9%
Total Portfolio	$125,513	100.0%

Annualized base rent is in thousands; any differences are the result of rounding.
(1)	Represents annualized straight-line rent as of March 31, 2018.
(2)	Includes states generating less than 2.5% of annualized base rent.

Capital Markets and Balance Sheet

Capital Markets

During the quarter ended March 31, 2018, the Company completed a follow-on public offering of 3,450,000 shares of common stock in connection with a forward sale agreement. Upon settlement, the offering, which included the full exercise of the underwriters' option to purchase additional shares, is anticipated to raise net proceeds of approximately $162.9 million after deducting fees and expenses. The net proceeds will be subject to certain adjustments as provided in the forward sale agreement.

The Company has not received any proceeds from the sale of shares of its common stock by the forward purchaser. Selling common stock through the forward sale agreement enabled the Company to set the price of such shares upon pricing the offering (subject to certain adjustments) while delaying the issuance of such shares and the receipt of the net proceeds by the Company.

Balance Sheet

As of March 31, 2018, the Company's net debt to recurring EBITDA was 4.8 times and its fixed charge coverage ratio was 4.2 times. The Company's total debt to total enterprise value was 27.0%.  Total enterprise value is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units into common stock.

For the three months ended March 31, 2018, the Company's fully diluted weighted-average shares outstanding were 30.9 million. The basic weighted-average shares outstanding for the three months ended March 31, 2018 were 30.8 million.

For the three months ended March 31, 2018, the Company's fully diluted weighted-average shares and units outstanding were 31.2 million. The basic weighted-average shares and units outstanding for the three months ended March 31, 2018 were 31.1 million.

The Company's assets are held by, and its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner.  As of March 31, 2018, there were 347,619 operating partnership units outstanding and the Company held a 98.9% interest in the operating partnership.

2018 Investment Guidance

The Company's outlook for acquisition volume in 2018, which assumes continued growth in economic activity, moderate interest rate growth, positive business trends and other significant assumptions, remains between $250 million and $300 million of high-quality retail net lease properties.  The Company's disposition guidance for 2018 remains between $25 million and $50 million.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, April 24, 2018 at 9:00 AM ET.  To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company's website.  To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Invest section of the website.  A replay of the conference call webcast will be archived and available online through the Invest section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants.  As of March 31, 2018, the Company owned and operated a portfolio of 463 properties, located in 43 states and containing approximately 8.9 million square feet of gross leasable space.  The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC".  For additional information, please visit www.agreerealty.com.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "assume," "plan," references to "outlook" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and in subsequent quarterly reports. Except as required by law, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Invest section of the Company's website at www.agreerealty.com.

All information in this press release is as of April 23, 2018. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company's expectations.

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

	March 31, 2018	December 31, 2017
Assets:	(Unaudited)
Real Estate Investments:
Land	$426,937	$405,457
Buildings	922,433	868,396
Accumulated depreciation	(89,503)	(85,239)
Property under development	11,702	25,402
Net real estate investments	1,271,569	1,214,016
Real estate held for sale, net	7,696	2,420
Cash and cash equivalents	2,230	50,807
Cash held in escrows	8,874	7,975
Accounts receivable - tenants, net of allowance of $278 and $296 for possible losses at March 31, 2018 and December 31, 2017, respectively	17,947	15,477
Credit facility finance costs, net of accumulated amortization of $509 and $433 at March 31, 2018 and December 31, 2017, respectively	1,073	1,174
Leasing costs, net of accumulated amortization of $739 and $814 at March 31, 2018 and December 31, 2017, respectively	1,551	1,583
Lease intangibles, net of accumulated amortization of $47,000 and $41,390 at March 31, 2018 and December 31, 2017, respectively	208,663	195,158
Interest rate swaps	3,270	1,592
Other assets, net	4,374	4,432
Total Assets	$1,527,247	$1,494,634

Liabilities:
Mortgage notes payable, net	$62,724	$88,270
Unsecured term loans, net	158,037	158,171
Senior unsecured notes, net	259,146	259,122
Unsecured revolving credit facility	76,000	14,000
Dividends and distributions payable	16,318	16,303
Deferred revenue	1,710	1,837
Accrued interest payable	2,726	3,412
Accounts payable and accrued expenses:
Capital expenditures	13	354
Operating	9,615	10,811
Lease intangibles, net of accumulated amortization of $13,175 and $11,357 at March 31, 2018 and December 31, 2017, respectively	27,523	30,350
Interest rate swaps	-	242
Deferred income taxes	475	475
Tenant deposits	97	97
Total Liabilities	$614,384	$583,444

Equity:
Common stock, $.0001 par value, 45,000,000 shares authorized, 31,033,259 and 31,004,900 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	$3	$3
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized
Series A junior participating preferred stock, $.0001 par value, 200,000 authorized, no shares issued and outstanding	-	-
Additional paid-in capital	935,481	936,046
Dividends in excess of net income	(28,449)	(28,763)
Accumulated other comprehensive income (loss)	3,274	1,375
Equity - Agree Realty Corporation	$910,309	$908,661
Non-controlling interest	2,554	2,529
Total Equity	$912,863	$911,190
Total Liabilities and Equity	$1,527,247	$1,494,634

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended March 31,
	2018	2017
Revenues
Minimum rents	$30,743	$24,014
Percentage rents	216	212
Operating cost reimbursement	3,564	2,344
Other	46	(10)
Total Revenues	$34,569	$26,560

Operating Expenses
Real estate taxes	$2,377	$1,808
Property operating expenses	1,516	797
Land lease expense	163	163
General and administrative	2,862	2,481
Depreciation and amortization	10,004	7,025
Total Operating Expenses	$16,922	$12,274

Income from Operations	$17,647	$14,286

Other (Expense) Income
Interest expense, net	$(5,465)	$(4,138)
Gain on sale of assets, net	4,598	4,742
Income tax expense	(50)	(122)
Other expense	(94)	-

Net Income	$16,636	$14,768

Less Net Income Attributable to Non-Controlling Interest	185	193

Net Income Attributable to Agree Realty Corporation	$16,451	$14,575

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.53	$0.56
Diluted	$0.53	$0.56

Other Comprehensive Income
Net Income	$16,636	$14,768
Other Comprehensive Income (Loss) - Change in Fair Value of Interest Rate Swaps	1,920	741
Total Comprehensive Income	18,556	15,509
Comprehensive Income Attributable to Non-Controlling Interest	(206)	(203)
Comprehensive Income Attributable to Agree Realty Corporation	$18,350	$15,306

Weighted Average Number of Common Shares Outstanding - Basic	30,801,471	25,953,097
Weighted Average Number of Common Shares Outstanding - Diluted	30,851,058	26,009,120

Agree Realty Corporation

Reconciliation of Net Income to FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended March 31,
	2018	2017

Net Income	$16,636	$14,768
Depreciation of real estate assets	5,654	4,484
Amortization of leasing costs	44	42
Amortization of lease intangibles	4,284	2,474
(Gain) loss on sale of assets, net	(4,598)	(4,742)
Funds from Operations	$22,020	$17,026
Straight-line accrued rent	(1,113)	(808)
Stock based compensation expense	692	683
Amortization of financing costs	166	142
Non-real estate depreciation	22	25
Adjusted Funds from Operations	$21,787	$17,068

Funds from Operations per common share - Basic	$0.71	$0.65
Funds from Operations per common share - Diluted	$0.71	$0.65

Adjusted Funds from Operations per common share - Basic	$0.70	$0.65
Adjusted Funds from Operations per common share - Diluted	$0.70	$0.65

Weighted Average Number of Common Shares and Units Outstanding - Basic	31,149,090	26,300,716
Weighted Average Number of Common Shares and Units Outstanding - Diluted	31,198,677	26,356,739

Supplemental Information:
Scheduled principal repayments	$820	$769
Capitalized interest	144	67
Capitalized building improvements	34	15

Non-GAAP Financial Measures

Funds from Operations ("FFO")
The Company considers the non-GAAP measures of FFO and FFO per share/unit to be key supplemental measures of the Company's performance and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company's operating performance. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company's operations.

The White Paper on FFO approved by NAREIT in April 2002, as revised in 2011, defines FFO as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of properties and items classified by GAAP as extraordinary, plus real estate-related depreciation and amortization and impairment writedowns, and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company computes FFO consistent with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company.

The Company believes that excluding the effect of extraordinary items, real estate-related depreciation and amortization and impairments, which are based on historical cost accounting and which may be of limited significance in evaluating current performance, can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common shareholders. However, FFO may not be helpful when comparing the Company to non-REITs.

FFO does not represent cash generated from operating activities as determined by GAAP and should not be considered an alternative to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO is not a measurement of the Company's liquidity, nor is FFO indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. These measurements do not reflect cash expenditures for long-term assets and other items that have been and will be incurred. FFO may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company's operating performance.

Adjusted Funds from Operations
The Company presents adjusted FFO (including adjusted FFO per share/unit), which adjusts for certain additional items including straight-line accrued rent, deferred revenue recognition, stock based compensation expense, non-real estate depreciation and debt extinguishment costs and certain other items. The Company excludes these items as it believes it allows for meaningful comparisons with other REITs and between periods and is more indicative of the ongoing performance of its assets. As with FFO, the Company's calculation of adjusted FFO may be different from similar adjusted measures calculated by other REITs.

Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended March 31,
	2018

Net Income	$16,636
Interest expense, net	5,465
Income tax expense	50
Depreciation of real estate assets	5,654
Amortization of leasing costs	44
Amortization of lease intangibles	4,284
Non-real estate depreciation	22
EBITDA	$32,155

Run-Rate Impact of Investment and Disposition Activity	$647
(Gain) loss on sale of assets, net	(4,598)
Other expense	94
Recurring EBITDA	$28,298

Annualized Recurring EBITDA	$113,192

Total Debt	$558,579
Cash, cash equivalents and cash held in escrows	(11,104)
Net Debt	$547,475

Net Debt to Recurring EBITDA	4.8	x

Non-GAAP Financial Measures

Recurring EBITDA
The Company considers the non-GAAP measure of recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors.  Our recurring EBITDA may not be comparable to recurring EBITDA reported by other companies that have a different interpretation of the definition of recurring EBITDA. Our ratio of net debt to recurring EBITDA, which is used by the Company as a measure of leverage, is calculated by taking recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Any differences are a result of rounding.

CONTACT:  Clay Thelen, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190